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Pricing Supplement dated August 30, 2000                        Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

______________________________________________________________________________


Principal Amount:  $150,000,000         Trade Date: August 30, 2000
Issue Price: See "Additional Terms of   Original Issue Date: September 5, 2000
  the Notes - Plan of Distribution"
Interest Rate: 6.93% per annum          Net Proceeds to Issuer: $149,887,500
Interest Payment Dates: Each March and  Principal's Discount or
  September 5, commencing March 5, 2001       Commission: 0.075%
Stated Maturity Date: September 5, 2002


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Day Count Convention:
     [X]  30/360 for the period from September 5, 2000 to September 5, 2002
     [ ]  Actual/365 for the period from                to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                        ___________________________
                            Merrill Lynch & Co.

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                       ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.925% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.